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Exhibit 20.a

        Fingerhut Master Trust
Series 1998-2

Fingerhut Receivables, Inc.
Securityholder's Statement
Monthly Report
March-03

		Class A	Class B	CTO	Class D	Total
(I)	Invested Amount (Beginning of Month)	202,500,000.00	51,136,000.00	61,364,000.00	61,364,000.00	376,364,000.00

	Security Principal Funds On Deposit	30,950,106.17				30,950,106.17

(ii)	Security Principal Distributed	(22,500,000.00)	—	—	—	(22,500,000.00)

	Invested Amount (End of Month)	180,000,000.00	51,136,000.00	61,364,000.00	61,364,000.00	353,864,000.00

(iii)	Security Interest to be Distributed	934,500.00	277,412.80	110,233.61		1,322,146.41

Security Principal Distributed per $1,000		111.1111111	0.0000000	0.0000000

Security Interest Distributed per $1,000		4.6148148	5.4250000	1.7963889

(iv)	Principal Collections	19,122,740.17	2,897,364.27	3,476,882.45	3,476,882.45	28,973,869.34
(v)	Finance Collections	9,040,157.66	2,720,991.66	3,265,232.57	3,265,232.57	18,291,614.46
	Recoveries	317,952.27	95,700.26	114,841.81	114,841.81	643,336.16
	Interest Earnings on trust bank accounts	6,920.26	1,965.97	2,359.19	2,359.19	13,604.62

Total Finance Collections		9,365,030.19	2,818,657.90	3,382,433.57	3,382,433.57	18,948,555.24

Total Collections		28,487,770.36	5,716,022.17	6,859,316.03	6,859,316.03	47,922,424.58

(vi)	Total Receivables in Trust					524,210,234.85

	Aggregate Amount of Principal Receivables					436,852,794.68

(I)	Original Security Amount	337,500,000.00	51,136,000.00	61,364,000.00	61,364,000.00	511,364,000.00

	Invested Amount (End of Month)	180,000,000.00	51,136,000.00	61,364,000.00	61,364,000.00	353,864,000.00

	Floating Allocation Percentage	34.1190203%	11.7055449%	14.0468370%	14.0468370%	73.9182392%

	Fixed/Floating Allocation Percentage	50.8669998%	14.4507494%	17.3411254%	17.3411254%	100.0000000%

	Average Daily Invested Amount	190,285,714.29	51,136,000.00	61,364,000.00	61,364,000.00	364,149,714.29

(vii)	Receivable Delinquencies
	Current				78.57%	411,895,089.99
	30 Days to 59 Days				5.24%	27,465,732.71
	60 Days to 89 Days				3.83%	20,087,512.63
	90 Days and Over				12.35%	64,761,899.52

Total Receivables					100.00%	524,210,234.85

(viii)	Aggregate Investor Default Amount					10,822,890.23

	As a % of Average Daily Invested Amount (Annualized based on 365 days/year)					30.99%

(ix)	Security Charge-Offs	0.00	0.00	0.00	0.00	0.00

(x)	Servicing Fee	345,205.48	98,069.04	117,684.38	117,684.38	678,643.29

(xii)	Unreimbursed Redirected Principal Collections		0.00	0.00	0.00	0.00

(xiii)	Excess Funding Account Balance					0.00

(xiv)	Series 1998-2 Pay Out Event (1)					Yes

	CTO Trigger Event Occurrence					None

	CTO Reserve Amount					N/A

(xv)	Number of New Accounts Added to the Trust					1

(xvi)	Revolving Receivables Reserve Account Balance					$3,384,000.00

(xvii)	Defeasance Funding Account Balance					0.00

	Average Net Portfolio Yield					23.27%

	Minimum Base Rate					7.44%

(1)
Beginning March 27, 2003, the Series 1998-2 allocation of defaults is applied to principal and contributed to redeem investor notes.

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  Exhibit 20.a